Independent Registered Public Accounting Firm’s Consent

The Board of Directors and Stockholders

Universal Fog, Inc.

Dallas, Texas

We consent to the use and inclusion in this Form SB-2 Registration Statement and the Prospectus, which is part of this Registration Statement, of our report dated July 19, 2005 on our audit of the consolidated financial statements of Universal Fog, Inc. at May 31, 2005, December 31, 2004 and 2003 and for the five months ended May 31, 2005 and for each of the years ended December 31, 2004 and 2003.

We also consent to the reference of our Firm under the caption “Experts” in the Registration Statement and Prospectus.

/s/ Turner, Stone & Company, L.L.P.

Certified Public Accountants

Dallas, Texas

October 5, 2005